Exhibit 107

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

Air T, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$4,830,000(a)	$110.20	$532.27(b)
Fees Previously Paid	—		—
Total Transaction Valuation	$4,830,000(a)
Total Fees Due for Filing			$532.27
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$532.27

(a)

Estimated for purposes of calculating the amount of the filing fee only. This amount is based on the offer to exchange shares of Common Stock for not more than 138,000 shares of Common Stock for not more than 193,200 shares of Air T Funding Alpha Income Trust Preferred Securities (also referred to as the 8.0% Cumulative Securities) par value $25.00 per share (the “TruPS”) valued at their liquidation value of $25.00 per share.

(b)	Calculated at $110.20 per $1,000,000 of the Transaction Valuation, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.